Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-8 (No. 333-197408) pertaining to the 2008 Stock Incentive Plan, as amended, the 2014 Equity Incentive Award Plan and the 2014 Employee Stock Purchase Plan of Ardelyx, Inc.

(2)	Registration Statement on Form S-8 (No. 333-202663) pertaining to the 2014 Equity Incentive Award Plan and the 2014 Employee Stock Purchase Plan of Ardelyx, Inc.

(3)	Registration Statements on Form S-3 (Nos. 333-205630 and 333-205631) of Ardelyx, Inc.

of our report dated March 4, 2016, with respect to the financial statements of Ardelyx, Inc. included in this Annual Report (Form 10-K) of Ardelyx Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Redwood City, California

March 4, 2016